Exhibit 99.2

ZixCorp CEO Announces Plans to Step Down after 11 Years of Leadership

Will Remain as President and CEO during Search and Transition

DALLAS — July 21, 2015 — Zix Corporation (ZixCorp), (Nasdaq: ZIXI), a leader in email data protection, today announced that long-serving President and Chief Executive Officer (CEO) Rick Spurr has decided to step down from those roles after 11 years of successful leadership to pursue personal and charitable interests outside of the company. The company’s board of directors has engaged a nationally recognized executive search firm to conduct a search for the new president and CEO. Mr. Spurr has agreed to assist in the search process and to remain as president and CEO to ensure a smooth transition until the employment of his successor. He will continue to serve as a member of ZixCorp’s board of directors.

ZixCorp’s Board Chairman Bob Hausmann said, “Rick has provided ZixCorp with over a decade of outstanding leadership, and we are extremely grateful for his many contributions to the success of the company. We are appreciative of Rick’s willingness to play an active role in the transition to his successor, and the board is committed to recruiting and employing a dynamic and highly qualified president and CEO to lead the company into the future. We are hopeful that this transition can be completed within the next six to nine months.”

Mr. Spurr said, “ZixCorp’s market opportunities, products, people and strategic partners have never been stronger. It is against that backdrop, and after personal reflection, that I have decided the time is right for me to turn a greater focus to my family and charitable service and step down as president and CEO. I am tremendously grateful to the board and our exceptional management team and employees for 11 wonderful years, and I will remain in my current position to assist in the transition to new leadership. Until the appointment of my successor, I am fully committed to delivering outstanding results for our customers, employees and shareholders.”

Mr. Spurr joined ZixCorp in January 2004 as president and chief operating officer. In March 2005, Mr. Spurr was promoted to his current position as chief executive officer, and, in May 2005, he was elected to the board of directors. Mr. Spurr served as chairman of the board from February 2006 to December 2014. Mr. Spurr brings more than 30 years of IT experience in building sales, marketing and operations departments in corporate environments. Prior to joining ZixCorp, he served in leadership positions at Securify, Inc., Entrust, Inc., and SEER Technologies, Inc. Mr. Spurr began his career with IBM Corporation in 1974, and he finished his tenure with the company in 1990 after leadership roles as regional manager and group director in Tokyo.

About Zix Corporation

ZixCorp is a leader in email data protection. ZixCorp offers industry-leading email encryption, a unique email DLP solution and an innovative email BYOD solution to meet your company’s data protection and compliance needs. ZixCorp is trusted by the nation’s most influential institutions in healthcare, finance and government for easy to use secure email solutions. ZixCorp is publicly traded on the Nasdaq Global Market under the symbol ZIXI, and its headquarters are in Dallas, Texas. For more information, visit www.zixcorp.com.

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ZixCorp Contacts

Investor Relations

Todd Kehrli or Jim Byers

(323) 468-2300

zixi@mkr-group.com

Statements in this release that are not purely historical facts or that necessarily depend upon future events, including statements regarding Mr. Spurr’s anticipated retirement, the search for a new President and CEO and the timing of the foregoing, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to ZixCorp on the date this release was issued. ZixCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to Mr. Spurr’s anticipated retirement, the search for a new President and CEO or the timing of the foregoing. ZixCorp may not succeed in addressing these and other risks. Further information regarding factors that could affect ZixCorp can be found in the risk factors section of ZixCorp’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission and in subsequently filed quarterly reports on Form 10-Q.